Exhibit 99.2

Union Bankshares Corporation Declares Quarterly Dividend

Richmond, Va., April 21, 2015 – Union Bankshares Corporation has declared a quarterly dividend of $0.17 per share.  The dividend amount is $0.02 per share increase from the prior quarter or 13% and a $0.03 per share, or 21%, increase over the prior year quarterly dividend rate.

Based on the stock’s closing price of $21.41 on April 20, 2015, the dividend yield is approximately 3.2%.  The dividend is payable on May 29, 2015 to shareholders of record as of May 15, 2015.

ABOUT UNION BANKSHARES CORPORATION

Headquartered in Richmond, Virginia, Union Bankshares Corporation (NASDAQ: UBSH), is the holding company for Union Bank & Trust, which has 131 branches and more than 200 ATMs throughout Virginia. Non-bank affiliates of the holding company include: Union Investment Services, Inc., which provides full brokerage services; Union Mortgage Group, Inc., which provides a full line of mortgage products; and Union Insurance Group, LLC, which offers various lines of insurance products.

Additional information on the company is available at http://investors.bankatunion.com.

Contact: Bill Cimino (804) 448-0937, VP and Director of Corporate Communications